EXHIBIT 99.1
RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2022 RESULTS
•Second Quarter Reported Revenues Increased 26% to $1.5 Billion, Above Expectations with Double-Digit Growth Across All Regions
•Global Digital Ecosystem Revenue Increased Approximately 45% Including Owned Digital Commerce Growth of 35%; Digital Operating Margin Expanded More Than 1,300 Basis Points to Fiscal 2020, Accretive to Total Company Operating Margin
•Second Quarter Average Unit Retail Increased 14% Driven by Continued Brand Elevation and Strong Full-Priced Selling Trends
•Operating Margin of 16.7% on a Reported Basis and 17.1% on an Adjusted Basis Represents Highest Second Quarter Adjusted Margin Since Fiscal 2013 with Better Than Expected Gross Margins and Operating Expense Leverage Despite Strategic Investments
•Share Repurchases Expected to Resume Starting in Second Half of Fiscal 2022, with Approximately $580 Million Remaining Under the Company's Current Authorization

NEW YORK -- (BUSINESS WIRE) -- November 2, 2021 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $2.57 on a reported basis and $2.62 on an adjusted basis, excluding restructuring-related and other net charges for the second quarter of Fiscal 2022. This compared to earnings per diluted share of ($0.53) on a reported basis and $1.44 on an adjusted basis, excluding restructuring-related and other net charges for the second quarter of Fiscal 2021.
"We continue to grow and evolve in ways I never imagined, all while holding true to the spirit of timelessness that defines who we are," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "As we enter the holiday season with a greater sense of hope in the world, I am proud of how our teams are coming together to inspire optimism and love in everything we create — from our iconic products to our expanding digital, hospitality and store experiences all over the world."

"We delivered another quarter of strong progress on our Fiscal 2022 plan, with second quarter results exceeding our expectations across all key financial, operating and consumer health metrics," said Patrice Louvet, President and Chief Executive Officer. "Ralph Lauren remains on offense — our market share is growing and we are increasing our investments to deliver on further opportunities for growth. Even as we continue to navigate a volatile global environment, we are confident in our ability to sustain our momentum."
Key Achievements in Second Quarter Fiscal 2022
As we continued to navigate a volatile global retail and supply chain environment, we delivered the following highlights across our strategic priorities in the second quarter of Fiscal 2022:
•Win Over a New Generation of Consumers
◦Drove strong consumer engagement with continued growth in global brand consideration and purchase intent. Second quarter highlights included: our Summer of Sports sponsorships of the U.S. Open Tennis Championships and Team USA in the Ryder Cup and the Tokyo Olympics, as well as the Met Gala. We also launched our first digital apparel collection available for purchase in collaboration with global social networking platform Zepeto

◦Accelerated marketing investments as planned, with second quarter spend up 83% to last year and 27% compared to second quarter Fiscal 2020 levels. Investments focused on supporting new customer acquisition and digitally-amplified brand campaigns
•Energize Core Products and Accelerate Under-Developed Categories
◦Continued to drive our brand elevation strategy across regions and channels with direct-to-consumer average unit retail ("AUR") growth of 14% in the second quarter, on top of 26% growth in the prior year. All geographies exceeded our long-term target of low- to mid-single digit annual AUR growth, led by a 23% increase in North America on improved quality of sales and distribution
◦Leveraged our core and iconic styles led by casual bottoms, sweaters and fleece and drove encouraging trends in high-potential underdeveloped categories, particularly denim, accessories and home. Special releases in the quarter included our exclusive Next Generation-focused capsules for Urban Outfitters and ASOS and our new Ralph's Club fragrance
•Drive Targeted Expansion in Our Regions and Channels
◦Delivered strong growth across every region in the second quarter led by Europe and North America, particularly in wholesale. Asia performed in-line with our expectations, with strength in China and Korea more than offsetting greater than expected impact from COVID-19-related restrictions in Japan
◦Continued momentum in the Chinese mainland, in spite of COVID-19-related lockdowns in the quarter, with second quarter sales increasing more than 25% to last year and more than 70% compared to second quarter Fiscal 2020 in constant currency. Ralph Lauren opened its second digital-forward "Emblematic" retail concept in Shanghai during the quarter, supporting our key city ecosystem strategy in the region
•Lead With Digital
◦Global digital ecosystem revenues grew approximately 45% in the second quarter despite traffic continuing to normalize in physical stores, with momentum across both owned and wholesale digital channels globally
◦Second quarter operating margin in our owned digital business was consistent to last year, benefiting the total company margin rate, and expanded more than 1,300 basis points to second quarter Fiscal 2020
•Operate With Discipline to Fuel Growth
◦Second quarter adjusted operating margin expanded 450 basis points to last year to 17.1%, with significantly better operating expense leverage on stronger revenues more than offsetting increased marketing investments, coupled with continued gross margin expansion
◦Adjusted gross margin expansion of 80 basis points exceeded our expectations, with better pricing and promotions including 18 consecutive quarters of AUR growth and elevated product mix more than offsetting planned freight increases in the quarter
◦Completed the transition of Chaps to a licensed business in the second quarter as planned, concluding our brand portfolio realignment announced last year and enabling our teams to focus on our core brands as part of our Next Great Chapter elevation strategy

Second Quarter Fiscal 2022 Income Statement Review
Net Revenue. In the second quarter of Fiscal 2022, revenue increased by 26% to $1.5 billion on a reported basis and was up 25% in constant currency. Foreign currency favorably impacted revenue growth by approximately 100 basis points in the second quarter.
Revenue performance for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the second quarter increased 30% to $703 million. In retail, comparable store sales in North America were up 31%, with a 31% increase in brick and mortar stores and a 32% increase in digital commerce. North America wholesale revenue increased 23%.
•Europe Revenue. Europe revenue in the second quarter increased 38% to $496 million on a reported basis and increased 36% in constant currency. In retail, comparable store sales in Europe were up 27%, with a 28% increase in brick and mortar stores and a 24% increase in digital commerce. Europe wholesale revenue increased 44% on a reported basis and increased 42% in constant currency.
•Asia Revenue. Asia revenue in the second quarter increased 14% to $270 million on a reported basis and 13% in constant currency. Comparable store sales in Asia increased 7%, with a 4% increase in our brick and mortar stores and a 69% increase in digital commerce.
Gross Profit. Gross profit for the second quarter of Fiscal 2022 was $1.015 billion and gross margin was 67.5%. Adjusted gross margin was 67.3%, 80 basis points above the prior year on a reported basis and up 50 basis points in constant currency, with better pricing and promotions and product mix more than offsetting increased freight headwinds and unusual COVID mix benefits from the prior year period. Compared to second quarter Fiscal 2020, adjusted gross margins expanded 580 basis points on a reported basis on strong AUR growth.
Operating Expenses. Operating expenses in the second quarter of Fiscal 2022 were $763 million on a reported basis. On an adjusted basis, operating expenses were $755 million, up 17% to last year, primarily driven by higher compensation expense following staff furloughs and store closures due to COVID-19 in the prior year period, along with increased marketing investments as planned. Adjusted operating expense rate was 50.2%, compared to 53.9% in the prior year period.
Operating Income. Operating income for the second quarter of Fiscal 2022 was $252 million and operating margin was 16.7% on a reported basis. Adjusted operating income was $257 million and operating margin was 17.1%, 450 basis points above the prior year. Operating income for the Company’s reportable segments in the second quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the second quarter was $171 million on a reported basis and $168 million on an adjusted basis. Adjusted North America operating margin was 23.8%, up 210 basis points to last year.
•Europe Operating Income. Europe operating income in the second quarter was $162 million on both a reported basis and an adjusted basis. Adjusted Europe operating margin was 32.6%, up 480 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 20 basis points in the second quarter.

•Asia Operating Income. Asia operating income in the second quarter was $43 million on both a reported basis and an adjusted basis. Adjusted Asia operating margin was 16.1%, down 130 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 80 basis points in the second quarter.
Net Income (Loss) and EPS. Net income in the second quarter of Fiscal 2022 was $193 million, or $2.57 per diluted share on a reported basis. On an adjusted basis, net income was $197 million, or $2.62 per diluted share. This compared to a net loss of $39 million, or ($0.53) per diluted share on a reported basis, and a net income of $107 million, or $1.44 per diluted share on an adjusted basis, for the second quarter of Fiscal 2021.
In the second quarter of Fiscal 2022, the Company had an effective tax rate of approximately 19% on both a reported basis and an adjusted basis. This compared to an effective tax rate of approximately (34%) on a reported basis and 25% on an adjusted basis in the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the second quarter of Fiscal 2022 with $3.1 billion in cash and investments and $1.6 billion in total debt, compared to $2.4 billion and $1.6 billion, respectively, at the end of the second quarter of Fiscal 2021.
Inventory at the end of the second quarter of Fiscal 2022 was $928 million, up 5% compared to the prior year period.
Full Year Fiscal 2022 and Third Quarter Outlook
The Company continues to note the ongoing uncertainty and evolving situation surrounding COVID-19 impacting the timing and path of recovery in each market, including the potential for further outbreaks or resurgences of the pandemic across various markets as well as potential global supply chain disruptions. The full year Fiscal 2022 and third quarter guidance excludes restructuring-related and other charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2022, the Company now expects constant currency revenues to increase approximately 34% to 36% to last year on a 53-week reported basis. Foreign currency is expected to negatively impact revenue growth by approximately 20 basis points. The 53rd week is still expected to represent approximately 140 basis points of this year’s revenue growth.

The Company continues to expect operating margin for Fiscal 2022 of about 12.0% to 12.5%. This compares to operating margin of 4.8% in the prior year period and 10.3% in Fiscal 2020. Gross margin is now expected to increase at the high end of previous guidance of 50 to 70 basis points to last year, with stronger AUR growth and favorable product mix more than offsetting increased freight headwinds. Operating expenses continue to reflect the Company's plans to increase marketing and other strategic investments to support long-term growth, including a higher level of spend in the second half of the fiscal year.

For third quarter Fiscal 2022, revenues are expected to increase approximately 14% to 16% in constant currency to last year. Foreign currency is expected to negatively impact revenue growth by approximately 140 basis points.

Operating margin for the third quarter is expected in the range of 13.0% to 13.5%, roughly in-line with last year, with modest gross margin expansion partly offset by a shift in the timing of investments from the second quarter, increased freight expenses, normalizing channel mix shift compared to the prior year's COVID disruptions and about 30 basis points of negative impact from foreign currency.

The full year Fiscal 2022 tax rate is now expected to be approximately 21% to 22%, assuming a continuation of current tax laws. Third quarter Fiscal 2022 tax rate is expected to be approximately 22% to 23%.

The Company expects to resume its share repurchase program starting in the second half of Fiscal 2022, following the filing of our second quarter Fiscal 2022 Quarterly Report on Form 10-Q, with approximately $580 million remaining under its current authorization.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Tuesday, November 2, 2021, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter 2022 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, November 2, 2021 through 6:00 P.M. Eastern, Tuesday, November 9, 2021 by dialing 203-369-2040 or 866-517-3728 and entering passcode 9481.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company’s brand names—which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others—constitute one of the world’s most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, quarterly cash dividend and Class A common stock repurchase programs, and environmental, social, and governance goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the

Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from the recent reduction to our global workforce in connection with our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19, civil and political unrest such as the recent protests in the U.S., diplomatic tensions between the U.S. and China, and inflation; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China, as well as the trade agreement reached in December 2020 between the United Kingdom and the European Union, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, and port congestion, which could result in inventory shortages and lost sales; the potential impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to our human capital; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	September 25, 2021	March 27, 2021	September 26, 2020
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,387.9	$2,579.0	$2,012.0
Short-term investments	673.1	197.5	434.1
Accounts receivable, net of allowances	419.3	451.5	354.0
Inventories	928.2	759.0	887.0
Income tax receivable	42.1	54.4	61.1
Prepaid expenses and other current assets	182.1	166.6	158.9
Total current assets	4,632.7	4,208.0	3,907.1
Property and equipment, net	971.0	1,014.0	921.5
Operating lease right-of-use assets	1,149.3	1,239.5	1,406.3
Deferred tax assets	289.9	283.9	352.9
Goodwill	933.1	934.6	935.0
Intangible assets, net	112.2	121.1	131.1
Other non-current assets	88.5	86.4	97.7
Total assets	$8,176.7	$7,887.5	$7,751.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$499.1	$—	$—
Accounts payable	451.4	355.9	284.5
Current income tax payable	71.4	50.6	82.4
Current operating lease liabilities	276.2	302.9	317.7
Accrued expenses and other current liabilities	962.5	875.4	869.1
Total current liabilities	2,260.6	1,584.8	1,553.7
Long-term debt	1,135.5	1,632.9	1,631.0
Long-term operating lease liabilities	1,198.3	1,294.5	1,460.0
Non-current income tax payable	104.8	118.7	118.7
Non-current liability for unrecognized tax benefits	84.2	91.4	87.6
Other non-current liabilities	530.5	560.8	356.5
Total liabilities	5,313.9	5,283.1	5,207.5
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,707.7	2,667.1	2,629.0
Retained earnings	6,129.8	5,872.9	5,827.2
Treasury stock, Class A, at cost	(5,856.0)	(5,816.1)	(5,813.9)
Accumulated other comprehensive loss	(120.0)	(120.8)	(99.5)
Total equity	2,862.8	2,604.4	2,544.1
Total liabilities and equity	$8,176.7	$7,887.5	$7,751.6

Net Cash & Investments(a)	$1,426.4	$1,143.6	$815.1
Cash & Investments(a)	3,061.0	2,776.5	2,446.1

(a) The Company's investments were all classified as short-term for all periods presented.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Six Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
	(millions, except per share data)
Net revenues	$1,504.1	$1,193.5	$2,880.4	$1,681.0
Cost of goods sold	(488.9)	(394.1)	(897.1)	(532.9)
Gross profit	1,015.2	799.4	1,983.3	1,148.1
Selling, general, and administrative expenses	(754.9)	(628.2)	(1,483.1)	(1,135.8)
Impairment of assets	(0.7)	(31.0)	(19.3)	(33.1)
Restructuring and other charges	(7.7)	(160.5)	(8.4)	(167.5)
Total other operating expenses, net	(763.3)	(819.7)	(1,510.8)	(1,336.4)
Operating income (loss)	251.9	(20.3)	472.5	(188.3)
Interest expense	(13.6)	(12.8)	(26.9)	(22.4)
Interest income	1.2	2.2	3.0	5.1
Other income (expense), net	(1.4)	1.8	(0.5)	3.9
Income (loss) before income taxes	238.1	(29.1)	448.1	(201.7)
Income tax benefit (provision)	(44.8)	(10.0)	(90.1)	34.9
Net income (loss)	$193.3	$(39.1)	$358.0	$(166.8)
Net income (loss) per common share:
Basic	$2.61	$(0.53)	$4.84	$(2.27)
Diluted	$2.57	$(0.53)	$4.75	$(2.27)
Weighted average common shares outstanding:
Basic	74.0	73.5	73.9	73.3
Diluted	75.3	73.5	75.3	73.3
Dividends declared per share	$0.6875	$—	$1.375	$—

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Six Months Ended
	September 25, 2021	September 26, 2020
	(millions)
Cash flows from operating activities:
Net income (loss)	$358.0	$(166.8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	113.1	125.2
Deferred income tax benefit	(0.1)	(86.9)
Non-cash stock-based compensation expense	40.6	34.6
Non-cash impairment of assets	19.3	33.1
Bad debt expense reversals	(0.9)	(25.4)
Other non-cash charges (benefits)	1.8	(2.1)
Changes in operating assets and liabilities:
Accounts receivable	26.6	(49.7)
Inventories	(199.0)	(129.3)
Prepaid expenses and other current assets	(17.7)	11.1
Accounts payable and accrued liabilities	145.7	219.6
Income tax receivables and payables	6.2	12.8
Other balance sheet changes	(29.4)	11.1
Net cash provided by (used in) operating activities	464.2	(12.7)
Cash flows from investing activities:
Capital expenditures	(63.4)	(53.9)
Purchases of investments	(756.4)	(407.0)
Proceeds from sales and maturities of investments	279.5	471.5
Settlement of net investment hedges	—	3.7
Other investing activities	(2.1)	(0.5)
Net cash provided by (used in) investing activities	(542.4)	13.8
Cash flows from financing activities:
Repayments of credit facility borrowings	—	(475.0)
Proceeds from the issuance of long-term debt	—	1,241.9
Repayments of long-term debt	—	(300.0)
Payments of finance lease obligations	(11.7)	(5.7)
Payments of dividends	(50.5)	(49.8)
Repurchases of common stock, including shares surrendered for tax withholdings	(39.9)	(35.5)
Other financing activities	—	(8.6)
Net cash provided by (used in) financing activities	(102.1)	367.3
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(11.0)	23.6
Net increase (decrease) in cash, cash equivalents, and restricted cash	(191.3)	392.0
Cash, cash equivalents, and restricted cash at beginning of period	2,588.0	1,629.8
Cash, cash equivalents, and restricted cash at end of period	$2,396.7	$2,021.8

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
	(millions)
Net revenues:
North America	$703.1	$542.9	$1,365.2	$708.0
Europe	495.5	359.5	850.4	480.2
Asia	269.9	236.6	558.1	408.5
Other non-reportable segments	35.6	54.5	106.7	84.3
Total net revenues	$1,504.1	$1,193.5	$2,880.4	$1,681.0

Operating income (loss):
North America	$170.6	$123.3	$356.9	$98.5
Europe	161.8	83.6	256.3	66.7
Asia	43.4	41.1	103.8	51.2
Other non-reportable segments	32.3	15.2	67.7	16.1
	408.1	263.2	784.7	232.5
Unallocated corporate expenses	(148.5)	(123.0)	(303.8)	(253.3)
Unallocated restructuring and other charges	(7.7)	(160.5)	(8.4)	(167.5)
Total operating income (loss)	$251.9	$(20.3)	$472.5	$(188.3)

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	September 25, 2021
	Three Months Ended	Six Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	32%	41%
Brick and mortar	31%	95%
Total North America	31%	77%

Europe:
Digital commerce	24%	23%
Brick and mortar	28%	60%
Total Europe	27%	51%

Asia:
Digital commerce	69%	55%
Brick and mortar	4%	21%
Total Asia	7%	23%

Total Ralph Lauren Corporation	23%	55%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	September 25, 2021	September 26, 2020	As Reported	Constant Currency
	(millions)
North America	$703.1	$542.9	29.5%	29.2%
Europe	495.5	359.5	37.8%	35.6%
Asia	269.9	236.6	14.1%	13.1%
Other non-reportable segments	35.6	54.5	(34.7%)	(34.7%)
Net revenues	$1,504.1	$1,193.5	26.0%	25.0%

	Six Months Ended		% Change
	September 25, 2021	September 26, 2020	As Reported	Constant Currency
	(millions)
North America	$1,365.2	$708.0	92.8%	92.4%
Europe	850.4	480.2	77.1%	71.7%
Asia	558.1	408.5	36.6%	33.1%
Other non-reportable segments	106.7	84.3	26.5%	26.4%
Net revenues	$2,880.4	$1,681.0	71.4%	68.8%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	September 25, 2021					September 26, 2020
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$421.9	$229.5	$248.4	$0.4	$900.2	$314.7	$174.2	$219.3	$21.1	$729.3
Wholesale	281.2	266.0	21.5	0.3	569.0	228.2	185.3	17.3	2.3	433.1
Licensing	—	—	—	34.9	34.9	—	—	—	31.1	31.1
Net revenues	$703.1	$495.5	$269.9	$35.6	$1,504.1	$542.9	$359.5	$236.6	$54.5	$1,193.5

	Six Months Ended
	September 25, 2021					September 26, 2020
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$834.1	$400.3	$521.2	$27.2	$1,782.8	$457.3	$253.4	$385.8	$27.6	$1,124.1
Wholesale	531.1	450.1	36.9	5.3	1,023.4	250.7	226.8	22.7	2.8	503.0
Licensing	—	—	—	74.2	74.2	—	—	—	53.9	53.9
Net revenues	$1,365.2	$850.4	$558.1	$106.7	$2,880.4	$708.0	$480.2	$408.5	$84.3	$1,681.0

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	September 25, 2021	September 26, 2020
North America
Ralph Lauren Stores	40	40
Polo Factory Stores	195	190
Total Directly Operated Stores	235	230
Concessions	1	2

Europe
Ralph Lauren Stores	34	31
Polo Factory Stores	60	64
Total Directly Operated Stores	94	95
Concessions	29	29

Asia
Ralph Lauren Stores	90	74
Polo Factory Stores	74	71
Total Directly Operated Stores	164	145
Concessions	628	619

Other
Club Monaco Stores	—	72
Club Monaco Concessions	—	4

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	164	145
Polo Factory Stores	329	325
Club Monaco Stores	—	72
Total Directly Operated Stores	493	542
Concessions	658	654

Global Licensed Stores
Total Licensed Stores	141	273

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	September 25, 2021
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,504.1	$—	$1,504.1
Gross profit	1,015.2	(3.5)	1,011.7
Gross profit margin	67.5%		67.3%
Total other operating expenses, net	(763.3)	8.2	(755.1)
Operating expense margin	50.8%		50.2%
Operating income	251.9	4.7	256.6
Operating margin	16.7%		17.1%
Income before income taxes	238.1	4.7	242.8
Income tax provision	(44.8)	(1.0)	(45.8)
Effective tax rate	18.8%		18.9%
Net income	$193.3	$3.7	$197.0
Net income per diluted common share	$2.57		$2.62
Weighted average common shares outstanding - Diluted	75.3		75.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$170.6	$(3.1)	$167.5
Operating margin	24.3%		23.8%
Europe	161.8	(0.2)	161.6
Operating margin	32.6%		32.6%
Asia	43.4	—	43.4
Operating margin	16.1%		16.1%
Other non-reportable segments	32.3	0.3	32.6
Operating margin	90.7%		91.6%
Unallocated corporate expenses and restructuring & other charges	(156.2)	7.7	(148.5)
Total operating income	$251.9	$4.7	$256.6

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	September 25, 2021
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$2,880.4	$—	$2,880.4
Gross profit	1,983.3	(11.5)	1,971.8
Gross profit margin	68.9%		68.5%
Total other operating expenses, net	(1,510.8)	26.6	(1,484.2)
Operating expense margin	52.5%		51.5%
Operating income	472.5	15.1	487.6
Operating margin	16.4%		16.9%
Income before income taxes	448.1	15.1	463.2
Income tax provision	(90.1)	(3.7)	(93.8)
Effective tax rate	20.1%		20.3%
Net income	$358.0	$11.4	$369.4
Net income per diluted common share	$4.75		$4.90
Weighted average common shares outstanding - Diluted	75.3		75.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$356.9	$(11.1)	$345.8
Operating margin	26.1%		25.3%
Europe	256.3	(1.1)	255.2
Operating margin	30.1%		30.0%
Asia	103.8	1.1	104.9
Operating margin	18.6%		18.8%
Other non-reportable segments	67.7	0.3	68.0
Operating margin	63.4%		63.7%
Unallocated corporate expenses and restructuring & other charges	(312.2)	25.9	(286.3)
Total operating income	$472.5	$15.1	$487.6

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	September 26, 2020
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,193.5	$—	$1,193.5
Gross profit	799.4	(5.4)	794.0
Gross profit margin	67.0%		66.5%
Total other operating expenses, net	(819.7)	176.6	(643.1)
Operating expense margin	68.7%		53.9%
Operating income (loss)	(20.3)	171.2	150.9
Operating margin	(1.7%)		12.6%
Income (loss) before income taxes	(29.1)	171.2	142.1
Income tax provision	(10.0)	(25.0)	(35.0)
Effective tax rate	(34.4%)		24.6%
Net income (loss)	$(39.1)	$146.2	$107.1
Net income (loss) per diluted common share	$(0.53)		$1.44
Weighted average common shares outstanding - Diluted	73.5		74.4
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$123.3	$(5.3)	$118.0
Operating margin	22.7%		21.7%
Europe	83.6	16.5	100.1
Operating margin	23.3%		27.8%
Asia	41.1	—	41.1
Operating margin	17.3%		17.4%
Other non-reportable segments	15.2	(0.5)	14.7
Operating margin	27.9%		27.0%
Unallocated corporate expenses and restructuring & other charges	(283.5)	160.5	(123.0)
Total operating income (loss)	$(20.3)	$171.2	$150.9

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	September 26, 2020
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$1,681.0	$—	$1,681.0
Gross profit	1,148.1	(4.1)	1,144.0
Gross profit margin	68.3%		68.1%
Total other operating expenses, net	(1,336.4)	169.2	(1,167.2)
Operating expense margin	79.5%		69.4%
Operating loss	(188.3)	165.1	(23.2)
Operating margin	(11.2%)		(1.4%)
Loss before income taxes	(201.7)	165.1	(36.6)
Income tax benefit	34.9	(24.4)	10.5
Effective tax rate	17.3%		28.7%
Net loss	$(166.8)	$140.7	$(26.1)
Net loss per diluted common share	$(2.27)		$(0.36)
Weighted average common shares outstanding - Diluted	73.3		73.3
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$98.5	$(20.6)	$77.9
Operating margin	13.9%		11.0%
Europe	66.7	15.5	82.2
Operating margin	13.9%		17.1%
Asia	51.2	2.6	53.8
Operating margin	12.5%		13.2%
Other non-reportable segments	16.1	0.1	16.2
Operating margin	19.1%		19.2%
Unallocated corporate expenses and restructuring & other charges	(420.8)	167.5	(253.3)
Total operating loss	$(188.3)	$165.1	$(23.2)

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	September 28, 2019
	As Reported	Total Adjustments(a)(f)	As Adjusted
	(millions, except per share data)
Net revenues	$1,706.2	$—	$1,706.2
Gross profit	1,049.0	0.4	1,049.4
Gross profit margin	61.5%		61.5%
Total other operating expenses, net	(815.9)	20.6	(795.3)
Operating expense margin	47.8%		46.6%
Operating income	233.1	21.0	254.1
Operating margin	13.7%		14.9%
Income before income taxes	236.6	21.0	257.6
Income tax provision	(54.5)	(4.7)	(59.2)
Effective tax rate	23.1%		23.0%
Net income	$182.1	$16.3	$198.4
Net income per diluted common share	$2.34		$2.55
Weighted average common shares outstanding - Diluted	77.9		77.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$192.4	$—	$192.4
Operating margin	21.8%		21.8%
Europe	140.6	—	140.6
Operating margin	29.3%		29.3%
Asia	40.9	0.4	41.3
Operating margin	16.0%		16.2%
Other non-reportable segments	22.8	3.8	26.6
Operating margin	25.5%		29.7%
Unallocated corporate expenses and restructuring & other charges	(163.6)	16.8	(146.8)
Total operating income	$233.1	$21.0	$254.1

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	September 28, 2019
	As Reported	Total Adjustments(a)(g)	As Adjusted
	(millions, except per share data)
Net revenues	$3,135.0	$—	$3,135.0
Gross profit	1,969.8	1.0	1,970.8
Gross profit margin	62.8%		62.9%
Total other operating expenses, net	(1,593.4)	51.4	(1,542.0)
Operating expense margin	50.8%		49.2%
Operating income	376.4	52.4	428.8
Operating margin	12.0%		13.7%
Income before income taxes	383.2	52.4	435.6
Income tax provision	(84.0)	(11.7)	(95.7)
Effective tax rate	21.9%		22.0%
Net income	$299.2	$40.7	$339.9
Net income per diluted common share	$3.79		$4.31
Weighted average common shares outstanding - Diluted	78.9		78.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$342.5	$—	$342.5
Operating margin	21.4%		21.4%
Europe	220.0	0.1	220.1
Operating margin	26.2%		26.2%
Asia	89.0	0.9	89.9
Operating margin	17.3%		17.5%
Other non-reportable segments	55.7	3.8	59.5
Operating margin	31.0%		33.1%
Unallocated corporate expenses and restructuring & other charges	(330.8)	47.6	(283.2)
Total operating income	$376.4	$52.4	$428.8

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for COVID-19-related bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)Adjustments for the three months ended September 25, 2021 include (i) other charges of $5.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) benefit of $3.5 million related to COVID-19-related inventory adjustments; (iii) charges of $3.3 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; and (iv) benefit of $0.2 million related to COVID-19-related bad debt reserve adjustments.

(c)Adjustments for the six months ended September 25, 2021 include (i) charges of $21.8 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) benefit of $11.5 million related to COVID-19-related inventory adjustments; (iii) other charges of $5.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (iv) benefit of $1.1 million related to COVID-19-related bad debt reserve adjustments.

(d)Adjustments for the three months ended September 26, 2020 include (i) charges of $179.8 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; (ii) benefit of $14.9 million related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $8.8 million primarily related to a certain previously exited real estate location for which the related lease agreement has not yet expired; (iv) benefit of $5.4 million related to COVID-19-related inventory adjustments; and (v) other charges of $2.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

(e)Adjustments for the six months ended September 26, 2020 include (i) charges of $185.8 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) benefit of $31.4 million related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $8.8 million primarily related to a certain previously exited real estate location for which the related lease agreement has not yet expired; (iv) other charges of $7.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (v) benefit of $5.4 million related to COVID-19-related inventory adjustments.

(f)Adjustments for the three months ended September 28, 2019 include (i) charges of $15.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, accelerated stock-based compensation expense, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $3.8 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $1.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

(g)Adjustments for the six months ended September 28, 2019 include (i) charges of $24.6 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, accelerated stock-based compensation expense, and inventory-related charges; (ii) other charges of $24.0 million primarily related to the charitable donation of the net cash proceeds received from the sale of the

Company's corporate jet, and rent and occupancy costs associated with previously exited real estate locations for which the related lease agreements have not yet expired; and (iii) additional impairment of assets of $3.8 million related to underperforming stores as a result of on-going store portfolio evaluation.

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2022 and third quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of approximately $40 million to $90 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.
SOURCE: Ralph Lauren Corporation

Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com